As filed with the Securities and Exchange Commission on August 12, 2004
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Phase Forward Incorporated

(Exact Name of Registrant as specified in its charter)

Delaware	04-3386549
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Phase Forward Incorporated
880 Winter Street
Waltham, Massachusetts 02451
(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2004 Employee Stock Purchase Plan
(Full title of the plan)

Robert K. Weiler
President and Chief Executive Officer
Phase Forward Incorporated
880 Winter Street
Waltham, Massachusetts 02451
(Name and Address of Agent for Service of Process)

(888) 703-1122
(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

John M. Mutkoski, Esq. Edward A. King, Esq. Testa, Hurwitz & Thibeault, LLP 125 High Street Boston, Massachusetts 02110 (617) 248-7000	D. Ari Buchler, Esq. Vice President, General Counsel and Secretary Phase Forward Incorporated 880 Winter Street Waltham, Massachusetts 02451 (888) 703-1122

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered(1)	Share	Price	Registration Fee(3)
Amended and Restated 2004 Employee Stock Purchase Plan Common Stock (par value $.01 per share)	320,000	$7.93	$2,537,600.00 (2)	$322

(1)	In addition, pursuant to Rule 416(a), this Registration Statement also covers such indeterminate number of additional shares of common stock as is necessary to eliminate any dilutive effect of any future stock split, stock dividend or similar transaction.

(2)	The price of $7.93 per share, which is the average of the high and low prices of the common stock as reported on the Nasdaq National Market on August 11, 2004, is set forth solely for purposes of calculating the filing fee pursuant to Rules 457(c) and (h).

(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

     The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2. Registrant Information and Employee Plan Annual Information.

     The documents containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Commission are incorporated by reference in this Registration Statement:

(a)	Registrant’s Prospectus dated July 13, 2004, as filed on July 14, 2004 pursuant to Rule 424(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), contained in the Registrant’s Registration Statement on Form S-1 (File No. 333-113594), as amended (the “Form S-1”);

(b)	The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A, filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 9, 2004, and incorporating by reference the information contained in the Form S-1;

(c)	Registrant’s Current Report on Form 8-K filed with the commission pursuant to the Exchange Act on August 10, 2004; and

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the registrant document referred to in (a) above.

     All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Delaware General Corporation Law and the Registrant’s charter and bylaws provide for indemnification of the Registrant’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, the Registrant will indemnify its directors and officers with respect to actions taken by them in good faith in a manner reasonably believed to be in, or not opposed to, the Registrant’s best interests and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Registrant’s charter and bylaws filed as Exhibits 3.1 and 3.2 to this Registration Statement, respectively.

     The Registrant is party to an underwriting agreement which provides that the underwriters are obligated, under certain circumstances, to indemnify the Registrant’s directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-113594).

     The Registrant has entered into agreements with certain of its officers and directors that also provide for such indemnification and expenses and liability reimbursement. These agreements require the Registrant to indemnify such persons against liabilities that may arise by reason of their status or service as officers and directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     In addition, the Registrant has an existing directors and officers liability insurance policy.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit
3.1	Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-117464) and incorporated herein by reference)

3.2	Amended and Restated By-Laws of the Registrant (filed as Exhibit 3.4 to the Company’s Registration Statement on Form S-1 (No. 333-113594) and incorporated herein by reference)

Exhibit No.	Description of Exhibit
4.1	Specimen certificate representing the Registrant’s Common Stock (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-113594) and incorporated herein by reference)

5.1	Opinion of Testa, Hurwitz & Thibeault, LLP

10.1	Amended and Restated 2004 Employee Stock Purchase Plan

23.1	Consent of Ernst & Young LLP

23.2	Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, in the Commonwealth of Massachusetts, on this 11th day of August, 2004.

PHASE FORWARD INCORPORATED
By:	/s/ Robert K. Weiler
Robert K. Weiler
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of Phase Forward Incorporated, hereby severally constitute and appoint Robert K. Weiler and John J. Schickling, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this Registration Statement and any related subsequent registration statement pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable Phase Forward Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below:

SIGNATURE	TITLE	DATE
/s/ Robert K. Weiler Robert K. Weiler	President, Chief Executive Officer and Director (Principal Executive Officer)	August 11, 2004
/s/ John J. Schickling John J. Schickling	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	August 11, 2004
/s/ Paul A. Bleicher, M.D., Ph.D Paul A. Bleicher, M.D., Ph.D	Chairman of the Board	August 11, 2004
/s/ Axel Bichara Axel Bichara	Director	August 11, 2004
/s/ Franklyn A. Caine Franklyn A. Caine	Director	August 11, 2004
/s/ James I. Cash, Jr., Ph.D James I. Cash, Jr., Ph.D	Director	August 11, 2004
/s/ Richard A. D’Amore Richard A. D’Amore	Director	August 11, 2004
/s/ Peter Barton Hutt Peter Barton Hutt	Director	August 11, 2004

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
3.1	Amended and Restated Certificate Incorporation of the Registrant (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-117464) and incorporated herein by reference)

3.2	Amended and Restated By-Laws of the Registrant (filed as Exhibit 3.4 to the Company’s Registration Statement on Form S-1 (No. 333-113594) and incorporated herein by reference)

4.1	Specimen certificate representing the Registrant’s Common Stock (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-113594) and incorporated herein by reference)

5.1	Opinion of Testa, Hurwitz & Thibeault, LLP

10.1	Amended and Restated 2004 Employee Stock Purchase Plan

23.1	Consent of Ernst & Young LLP

23.2	Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)